EXHIBIT 10.12



                           EMPLOYMENT AGREEMENT

     AGREEMENT dated as of this 1st day of May, 1997 between JIM HJELM'S PRIVATE COLLECTION, LTD., a Delaware corporation (hereinafter called the "Company") with offices at 501 Seventh Avenue - 10th Floor, New York, New York 10018, and VICTORIA MCMILLAN, an individual who resides at 40 Muncy Avenue, West Babylon, New York 11704 (hereinafter called the "Employee").
     WHEREAS, Employee is a designer of bridal gowns and related apparel; and
     WHEREAS, the Company desires to obtain the services of Employee to design a line of bridal gowns and related apparel, upon the terms and conditions stated herein; and
     WHEREAS, Employee desires to be employed by the Company to design a line of bridal gowns and related apparel, upon the terms and conditions stated herein.
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:
     1.   Employment Term.    The Company hereby agrees to employ
Employee and Employee agrees to enter the employ of the Company on the terms and conditions set forth below for a term commencing on May 1, 1997 (the "Commencement Date"), and terminating on April 30, 2004 unless sooner terminated as herein provided (such initial term of this Agreement is herein referred to as the "Term").
     2.  Duties.    Subject to the authority of the Board of
Directors of the Company and the control and direction of the President and Board of Directors of the Company, Employee shall be employed as a designer of a line of bridal gowns, bridesmaids gowns, and dresses, evening wear and related apparel, including shoes and accessories, for the Company, which line shall be under the "Alvina Valenta" name or an alternative name acceptable to the Company (the "Products"). Employee shall have direct responsibility for the design of the Products. In addition to designing the Products, Employee will perform such other duties and services commensurate with her position as a bridal apparel designer for the Company, as may from time to time be assigned to her by such persons, including, but not limited to, attendance at trunk shows, assisting with advertising programs, making first patterns and designing traditional style bridal gowns and related apparel to be sold under the Alvina Valenta label or any existing or future labels acceptable to the Company.
     3.   Full Time.     Employee agrees that she will devote her
full time and attention during regular business hours to the business affairs of the Company and that during the period of such employment Employee will not, without the prior permission of the President or his designee or Board of Directors of the Company or their designee, engage in any other business enterprise which requires the personal time or attention of Employee. It is understood that the Employee will perform certain of the services contemplated in this Agreement outside of the Company's offices. The foregoing shall not prevent the purchase, ownership or sale by Employee of investments or securities of publicly-held companies and any other business which is not competitive and does not have any business relations with the Company or any subsidiary of the Company, provided the time or attention devoted by Employee to such activities does not interfere with the performance of her duties hereunder.
     4. Compensation. For the full, prompt and faithful performance of all of the duties and services to be performed by Employee hereunder, the Company agrees to pay, and Employee agrees to accept, compensation as set forth on Exhibit A.
     5. Vacation. Employee shall be entitled to two weeks of vacation for the first year of this Agreement; three weeks for each of the next two years of this Agreement and four weeks thereafter, which shall be taken at such time or times as shall be mutually determined by the Company and Employee.
     6.   Death.    In the event of the death of Employee during
the Term or any extension thereof, the employment of Employee hereunder shall terminate and come to an end on the last day of the month of the death of the Employee. The estate of Employee (or such persons as Employee shall designate in writing) shall be entitled to receive, and the Company agrees to pay, the Base Compensation of the Employee and the additional compensation provided by paragraph 4(b) computed up to the end of the month in which death occurs. Notwithstanding the death of Employee, the provisions of Section 11 hereof shall continue in full force and effect.
     7.   Disability.    In the event that Employee shall, because
of illness or incapacity, physical or mental, be unable to perform the duties and services to be performed by her hereunder ("Disability") for a consecutive period of six (6) months, or a total of nine (9) months during any twelve (12) month period ("sick leave"), the Company may terminate the employment of Employee hereunder after the expiration of such period. Employee shall be entitled to receive her base salary and the additional compensation provided by paragraph 4(b) computed up to the date of such termination. Maternity leave shall be considered a Disability hereunder, except that in such circumstance, Employee may add to permitted sick leave time any accrued and current vacation time.
In the event of the termination of Employee's employment due to the Disability of Employee, the provisions of paragraph 11 hereof shall continue in full force and effect.
     8.   Renewal; Covenant Not to Compete; Nondisclosure.
          (a) The Company will give Employee at least six months' notice prior to the conclusion of the Term of its intention to renew this Agreement or to enter into a different employment agreement with Employee on terms substantially the same or better than the terms of this Agreement except that the base salary shall be as set forth on Exhibit B (the "Renewal Terms"). If Employee does not accept either a renewal of this Agreement or a different agreement on equal or better terms than this Agreement including the Renewal Terms, the Employee covenants and agrees that for a period of one year following the termination of her employment with the Company other than as a result of a breach by the Company, she shall not directly or indirectly compete with the Company in the bridal marketplace in those areas in which the Company sells the Products, nor induce any person associated with or employed by the Company or any subsidiary of the Company, to leave the employ of or terminate her association with the Company, or any subsidiary of the Company, or solicit the employment of any such person on her own behalf or on behalf of any other business enterprise.
          In the event of termination of this Agreement by virtue of a breach by the Company, or termination by the Company without cause, or expiration of Term without renewal as set forth above, then the aforesaid covenant will not be applicable.
          (b) The Employee covenants and agrees for a period of two years following the termination of her employment with the Company, she will not, directly or indirectly, during or after the term of employment disclose to any person not authorized by the Company to receive or use such information, except for the sole benefit of the Company, any of the Company's confidential or proprietary data, information, designs, styles, or techniques, including customer lists, or give to any person not authorized by the Company to receive it. Notwithstanding the foregoing, this applies solely to
(i) information that is not generally known to anyone other than the Company, and which (ii) was not already in Employee's possession prior to its disclosure to Employee by the Company, provided that Employee can demonstrate that such information was not subject to another confidentiality agreement with or other obligation of secrecy to the Company.
          (c) If any term of this paragraph 8 is found by any court having jurisdiction to be too broad, then and in that case, such term shall nevertheless remain effective, but shall be considered amended (as to the time or area or otherwise, as the case may be) to a point considered by said court as reasonable, and as so amended shall be fully enforceable.
          (d) In the event that Employee shall violate any provision of this paragraph 8, the Employee hereby consents to the granting of a temporary or permanent injunction against her by any court of competent jurisdiction prohibiting her from violating any provision of this Agreement. In any proceeding for an injunction, Employee agrees that her ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against Employee. Employee further agrees that the Company will not have an adequate remedy at law in the event of any breach by Employee hereunder and that the Company will suffer irreparable damage and injury if Employee breaches any of the provisions of this Agreement.
     9.   Trademark.     During the Term, the Company shall have
the exclusive right to use Employee's name "Victoria McMillan" and likeness on promotional and sales materials including advertising, sales tickets, labels, brochures, hang tags, announcements or correspondence, but only with respect to the Products.
     10.  Use of Designs.     Employee hereby grants to the Company
a perpetual, royalty-free exclusive right and license to use her designs for bridal gowns and related apparel (the "Designs") or any variation thereof developed during the Term (or any extension thereof). The Company shall be solely permitted to license the Designs to a third party.
     11.  Use of Designs and Trademark After Term.
          (a) After such time as she is no longer employed by the Company, Employee grants to the Company a perpetual, royalty-free exclusive right and license to use the Designs or any variation thereof designed by the Employee during the Term (or any extension thereof).
          (b) Except as set forth herein, if during the Term the Company uses the name "Victoria McMillan" in its advertising, the Company shall acquire exclusive rights to the name following the Term as provided herein. The Company's exclusive rights shall continue as long as Employee has a Disability (but not for more than five years after the termination of this Agreement). Upon expiration of the Term, Employee grants to the Company, commencing on the date she is no longer employed by the Company, a five year, royalty-free exclusive right and license to use the name "Victoria McMillan". In the event of termination of this Agreement by virtue of a breach by the Company, or termination by the Company without cause, or expiration of Term without offering Renewal Terms as set forth in Section 8(a) above, then the Company shall have no right to Victoria McMillan's name.
     12.  Termination.   The Company may terminate Employee's
employment without liability (other than for payments accrued to the date of termination and as otherwise provided in paragraph 11) if Employee's employment is terminated "for cause". The term "for cause" shall, for the purposes of this Agreement, mean (i) a material breach by Employee of the provisions of this Agreement,
(ii) the commission by Employee of a fraud against the Company or the conviction of Employee for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime, (iii) the knowing possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages which impairs Employee's ability to perform her duties hereunder, (iv) being under the influence of such drugs, substances or alcohol during Employee's hours of employment, or (v) violating Company's following regulations: harassment of any other employees of the Company on the basis of age, race, color, handicap, national origin, religion and/or sex (which may include, but not be limited to, slurs, epithets, threats, derogatory comments, unwelcome jokes, teasing, sexual advances, requests for sexual favors and other similar verbal or physical contact), or violation of the Company's safety rules. In the event of such termination for cause, Employee shall be entitled to receive her base salary and the additional compensation provided by paragraph 4(b) computed up to the date of such termination and the provisions of paragraph 11 hereof shall continue in full force and effect. In the case of any proposed termination pursuant to paragraph 12(i) or
(v), Employee shall be given written notice of the specific reason underlying the termination and shall be given a reasonable opportunity to cure.
     13.  No Impediments.     Employee warrants and represents that
she is free to enter into this Agreement and to perform the services contemplated thereby and that such actions will not constitute a breach of, or default under, any existing agreement.
     14.  No Waiver.     The failure of any of the parties hereto
to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or of any other provision.
     15.  Entire Agreement.   This Agreement constitutes the entire
agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.
     16. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York applicable to agreements to be wholly performed therein. The parties consent to the jurisdiction of any state or federal court sitting in the Borough of Manhattan in the state of New York. The parties waive any right to trial by jury in any such actions.
     17.  Binding Effect.     This Agreement shall bind and inure
to the benefit of the parties, their successors and assigns.
     18.  Assignment and Delegation of Duties.    This Agreement
may not be assigned by the parties hereto except that the Company shall have the right to assign this Agreement in connection with a sale or transfer of all or substantially all of its assets, a merger or consolidation. This Agreement is in the nature of a personal services contract and the duties imposed hereby are non-delegable.
     19. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.
     20. Notices. Any notice under the provisions of this Agreement shall be given by registered or certified mail, return receipt requested, directed to the addresses set forth above, unless notice of a new address has been sent pursuant to the terms of this paragraph.
     21.  Unenforceability; Severability.    If any provision of
this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.
     22. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              JIM HJELM'S PRIVATE COLLECTION, LTD.



                         By:  /s/ Joseph L. Murphy
                              Joseph L. Murphy, President



                              /s/ Victoria McMillan
                              Victoria McMillan

WP51\HJELM\EMP-AG97.VM